Exhibit 99.1

Altavista, VA April 26, 2012 - Pinnacle Bankshares Corporation (OTCBB:PPBN), the one-bank holding company (the “Company”) for First National Bank (the “Bank”), reported net income today of $478,000 or $0.32 per basic and diluted share for the quarter ended March 31, 2012 compared to net income of $126,000 or $0.08 per basic and diluted share for the same period of 2011. Quarterly consolidated results are unaudited.

Profitability as measured by the Company’s return on average assets (“ROA”) was 0.56% for the first quarter of 2012, which is an improvement over the 0.15% generated during the same time period of 2011. Return on average equity (“ROE”) for the first quarter of 2012 was 7.03%, compared to 1.90% for the first quarter of the prior year.

“We are pleased to report improved earnings for the first quarter of 2012 as net income rose 279% compared to the first quarter of 2011. The increase was primarily due to lower provision for loan losses, which was made possible by a significant decrease in net chargeoffs associated with problem loans,” stated Aubrey H. Hall, III, President and Chief Executive Officer for both the Company and the Bank.

For the three months ended March 31, 2012, net interest income was $2,942,000 compared to $2,899,000 for the same period in 2011. The Company’s net interest margin was 3.66% for the quarter ended March 31, 2012, which was the same as the quarter ended March 31, 2011 and slightly lower than the net interest margin of 3.77% for the quarter ended December 31, 2012. Yield on earning assets for the first quarter of 2012 decreased to 4.90% from 5.17% in the first quarter of 2011 and 5.01% for the fourth quarter of 2011. The cost to fund earning assets was 1.24% in the first quarter of 2012, which was unchanged compared to the fourth quarter of 2011 and lower than 1.51% in the first quarter of 2011.

The Company’s provision for loan losses was $168,000 in the first quarter of 2012 compared to $673,000 in the first quarter of 2011. As stated earlier, the decrease in provision was mainly due to lower charge-offs and minimal loan growth.

Noninterest income for the quarter ended March 31, 2012 increased $53,000, or approximately 7%, compared to the same period in 2011. This increase was due to a 75% or $54,000 increase in fees generated from the sale of mortgage loans.

Noninterest expense for the quarter ended March 31, 2012 increased by $60,000, or approximately 2%, compared to the same period in 2011. The increase in noninterest expense was attributed primarily to increased advertising expenses, losses associated with nonperforming assets and an increase in commissions paid in connection with mortgage loan sales.

Total assets at March 31, 2012 were $346,595,000, up approximately 1% from $342,484,000 at December 31, 2011, and up approximately 2% from $340,586,000 at March 31, 2011. The principal components of the Company’s assets at the end of the period were $267,827,000 in net loans, $37,721,000 in cash and cash equivalents and $27,808,000 in securities. During the first quarter of 2012, net loans increased by less than 1% or $704,000 from December 31, 2011 while securities increased approximately 12% or $3,039,000 from December 31, 2011.

Total liabilities at March 31, 2012 were $319,177,000, up approximately 1% from $315,537,000 at December 31, 2011, as a result of an increase in savings and NOW accounts of $2,870,000, or approximately 2%, and an increase in demand accounts of $3,103,000 or approximately 9%. These increases were partially offset by a decrease in time deposits of $1,933,000, or approximately 1%. The increase in checking and savings deposits representing the expansion of core relationships has helped lower the Company’s cost of funds and also decreased its dependency on time deposits.

Total stockholders’ equity at March 31, 2012 was $27,418,000, consisting primarily of $23,459,000 in retained earnings. At December 31, 2011, total stockholders’ equity was $26,947,000. The Company and the Bank continue to exceed all minimums to satisfy “well capitalized” regulatory status.

The Bank’s allowance for loan losses was $4,047,000 as of March 31, 2012, which represents 1.49% of total loans outstanding, compared to $4,015,000, or 1.48% of total loans outstanding, as of December 31, 2011. The slight increase in allowance was due to an increase in the bank’s nonperforming loans.

Nonperforming assets (including nonaccruing loans, accruing loans more than 90 days past due and foreclosed assets) totaled $7,415,000, or 2.14% of total assets, as of March 31, 2012, versus $5,356,000, or 1.56% of total assets, at December 31, 2011.

“We continue our proactive approach to collections and problem asset management. Nonperforming assets increased as a result of our aggressive approach to resolving our criticized and classified credit relationships. At this point we expect minimal losses from the credits added to our nonperforming portfolio,” stated Bryan M. Lemley, Chief Financial Officer of both the Company and the Bank.

Selected financial highlights are shown below.

Pinnacle Bankshares Corporation is a locally managed community banking organization based in Central Virginia. The one-bank holding company of First National Bank serves an area consisting primarily of all or portions of the Counties of Campbell, Pittsylvania, Bedford, Amherst and the City of Lynchburg. The Company currently operates one branch in the Town of Altavista, one branch in the Village of Rustburg, one branch on Timberlake Road and one branch on Wards Road in Campbell County, one branch in the Town of Amherst, one branch in the City of Lynchburg and one branch in Bedford County at Forest. First National Bank is in its 104th year in operation.

On April 10, 2012, the Vista Branch Office, located at 1301 N. Main Street, Altavista, VA was destroyed by a fire that originated in a mulch bed next to the building beside an entrance. No employees or customers were injured in the blaze. Cash and coin was recovered and reconciled to within less than $25. Customer safe deposit boxes were removed from the site and set up in a temporary location next to the bank’s Main Office at the corner of 7th and Broad Streets in Altavista. To date there have been no reports of damaged contents. While the fire was devastating, the bank was fortunate in a lot of regards, especially that no one was injured. First National’s Board of Directors has approved moving forward with rebuilding the Vista Branch indicating the bank’s commitment to the Altavista community, its clients and the employees.

This press release may contain “forward-looking statements” within the meaning of federal securities laws that involve significant risks and uncertainties. Any statements contained herein that are not historical facts are forward-looking and are based on current assumptions and analysis by the Company. These forward-looking statements may include, but are not limited to, statements regarding the credit quality of our asset portfolio in future periods, the expected losses of nonperforming loans in future periods, returns and capital accretion during future periods, and future operating results and business performance. Although we believe our plans and expectations reflected in these forward-looking statements are reasonable, our ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and we can give no assurance that these plans or expectations will be achieved. Factors that could cause actual results to differ materially from management’s expectations include, but are not limited to, the effectiveness of management’s efforts to improve asset quality and collections and control operating expenses, management’s efforts to minimize losses related to nonperforming loans, changes in: interest rates, general economic and business conditions, declining collateral values, especially real estate, the real estate market, the legislative/regulatory climate, including the effect that Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and regulations adopted thereunder may have on us, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System and any policies or programs implemented pursuant to the Emergency Economic Stabilization Act of 2008, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows and funding costs, competition, demand for financial services in our market area and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and you should not place undue reliance on such statements, which reflect our views as of the date of this release.

Pinnacle Bankshares Corporation

Selected Financial Highlights

(3/31/2012 and 3/31/2011 results unaudited)

(In thousands, except ratios, share and per share data)

Income Statement Highlights	3 Months Ended 3/31/2012	Year Ended 12/31/2011	3 Months Ended 3/31/2011
Interest Income	$3,943	$16,517	$4,116
Interest Expense	1,001	4,426	1,217
Net Interest Income	2,942	12,091	2,899
Provision for Loan Losses	168	2,227	673
Noninterest Income	777	3,253	724
Noninterest Expense	2,839	11,544	2,779
Net Income	478	1,063	126
Earnings Per Share (Basic and Diluted)	0.32	0.71	0.08

Balance Sheet Highlights	3/31/2012	12/31/2011	3/31/2011
Cash and Cash Equivalents	$37,721	$37,547	$34,285
Total Loans	271,874	271,138	266,873
Total Investments	27,808	24,769	30,179
Total Assets	346,595	342,484	340,586
Total Deposits	314,433	310,393	310,322
Total Liabilities	319,177	315,537	313,923
Stockholders’ Equity	27,418	26,947	26,663
Shares Outstanding	1,496,589	1,496,589	1,495,589

Ratios and Stock Price	3/31/2012	12/31/2011	3/31/2011
Gross Loan-to-Deposit Ratio	86.46%	87.35%	85.78%
Net Interest Margin (Year-to-date)	3.66%	3.72%	3.66%
Liquidity	18.05%	17.33%	18.39%
Efficiency Ratio	76.07%	75.17%	76.40%
Return on Average Assets (ROA)	0.56%	0.31%	0.15%
Return on Average Equity (ROE)	7.03%	3.95%	1.90%
Leverage Ratio (Bank)	8.67%	8.56%	8.40%
Tier 1 Risk-based Capital Ratio (Bank)	10.65%	10.53%	10.29%
Total Capital Ratio (Bank)	11.90%	11.79%	11.54%
Stock Price	$9.48	$8.16	$8.50
Book Value	$18.32	$18.01	$17.83

Asset Quality Highlights	3/31/2012	12/31/2011	3/31/2011
Nonaccruing Loans	$6,160	$4,708	$7,280
Loans 90 Days or More Past Due and Accruing	0	3	569
Total Nonperforming Loans (Impaired Loans)	6,160	4,711	7,848
Other Real Estate Owned (OREO) (Foreclosed Assets)	1,237	645	951
Total Nonperforming Assets	7,415	5,356	8,799
Nonperforming Loans to Total Loans	2.27%	1.74%	2.90%
Nonperforming Assets to Total Assets	2.14%	1.56%	2.58%
Allowance for Loan Losses	$4,047	$4,015	$4,181
Allowance for Loan Losses to Total Loans	1.49%	1.48%	1.54%
Allowance for Loan Losses to Nonperforming Loans	65.69%	85.23%	53.27%

CONTACT: Pinnacle Bankshares Corporation, Bryan M. Lemley, 434-477-5882 or bryanlemley@1stnatbk.com